Exhibit 4.29

EXECUTION VERSION

DATED 22 February 20201

EURODRY LTD
as Guarantor
SINOPAC CAPITAL INTERNATIONAL (HK) LIMITED
as Lender
CORPORATE GUARANTEE

20

CONTENTS
Clause		Page
1	Definitions and construction	1
2	Guarantee	2
3	Payments and Taxes	5
4	Representations and warranties	7
5	Undertakings	10
6	Benefit of this Guarantee	14
7	Notices and other matters	14
8	Jurisdiction	16
9	Governing Law	18

THIS GUARANTEE is dated the 22nd day of  February2021
BETWEEN:
(1)
EURODRY LTD. a company incorporated in in the Marshall Islands and whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Guarantor”); and

(2)
SINOPAC CAPITAL INTERNATIONAL (HK) LIMITED a company incorporated in Hong Kong, having its registered office at Suites 3306, 33/F., Tower 1, The Gateway, 25 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong (the “Lender”, which expression includes its successors and assigns).

WHEREAS:
(A)
By a loan agreement (the “Loan Agreement”) dated 22 February 2021 and made between (i) Eirini Shipping Ltd, incorporated in Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia as borrower (the “Borrower”) and (ii) the Lender, it was agreed that the Lender would make available to the Borrower a loan facility of up to USD5,000,000 (the “Loan).

(B)
Pursuant to the Loan Agreement, and as a condition precedent to the Lender agreeing to make the Loan or any part thereof available to the Borrower, the Guarantor has, amongst other things, agreed to execute and deliver this Guarantee in favour of the Lender.

IT IS AGREED as follows:
1	DEFINITIONS AND CONSTRUCTION
1.1	Defined expressions
Word and expressions whose meanings are defined in the Loan Agreement shall, unless the context otherwise requires, have the same meanings when used in this Guarantee.
1.2	Definitions
In this Guarantee, unless the context otherwise requires:
“Expenses” means at any relevant time (to the extent that the same have not been received or recovered by the Lender) the aggregate of the amount of all expenses, disbursements, costs, fees, duties, charges, payments and outgoings of whatever nature and howsoever arising (including but not limited to legal costs, direct and indirect Taxes, printing costs, stamp duties, registration fees, travelling and accommodation costs and out-of-pocket expenses) certified by the Lender from time to time and at any time as having been incurred or paid by the Lender in connection howsoever with the establishment, maintenance, assertion, preservation, protection and/or enforcement (actual or contemplated) of any of the security, rights, powers and/or remedies granted by or referred to in the Loan Agreement or this Guarantee and the other Security Documents or any of them;
“Guarantee” includes each separate or independent stipulation or agreement by, or obligation of, the Guarantor contained in this Guarantee;
“Guaranteed Liabilities” means all moneys, obligations and liabilities which are the subject of the undertaking of the Guarantor in clause 2.1 of this Guarantee;

“Outstanding Indebtedness” means the aggregate of all sums of money from time to time owing to the Lender, whether actually or contingently, under the Loan Agreement and the other Security Documents or any of them; and
“Vessel” means the built container ship which is to be acquired by the Borrower and registered in the name of the Borrower under the Liberian flag with the name “EIRINI P.”.
1.3	Construction
The provisions of clauses 1.3 and 1.4 of the Loan Agreement shall apply to this Guarantee as if references therein to “this Agreement” were to this Guarantee and otherwise mutatis mutandis.
1.4	Third parties
Except for clause 8.6.4, no part of this Guarantee shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Guarantee.
2	GUARANTEE
2.1	Covenant to pay/Guarantee
In consideration of the Lender making or continuing making loans or advances to, or otherwise giving credit or granting banking facilities or accommodation or granting time to, the Borrower in accordance with the terms and conditions of the Loan Agreement, whenever the Borrower fails to make payment when due of any sum whatsoever under the Loan Agreement and/or the other Security Documents, or fails to discharge or perform any of its obligations under the Loan Agreement and/or any other Security Document, the Guarantor hereby absolutely, irrevocably and unconditionally undertakes as primary obligor and not as mere surety (a) the due and prompt performance by the Borrower of all its obligations under or pursuant to the Loan Agreement and the other Security Documents to which it is a party and (b) to pay to the Lender, on demand by the Lender all such monies (including, without limitation, principal, interest and Expenses) and to perform or procure the performance or discharge of all such obligations and liabilities whatsoever, whensoever and howsoever arising, as are now or may hereafter become due, owing or incurred by the Borrower to the Lender under or pursuant to the Loan Agreement and the other Security Documents or any of them when such monies, obligations or liabilities have become due or owing or have been incurred whether by acceleration or otherwise, or are present, future or contingent, joint or several, incurred as principal or surety, originally owing to the Lender or purchased or otherwise howsoever acquired by the Borrower, denominated in any currency or incurred on any banking account or in any manner whatsoever.
Such liabilities shall, without limitation, include interest (as well after as before judgment) to date of payment at such rate as at the time is equal to the rate payable under the Loan Agreement, included, as the case may be, at a rate calculated in accordance with clause 3.4 of the Loan Agreement.
2.2	Guarantor as principal debtor; indemnity
The Guarantor, as primary obligor and as a separate and independent obligation and liability from its obligations and liabilities under clause 2.1, irrevocably and unconditionally agrees to indemnify the Lender on demand against all liabilities, damages, losses, costs and expenses suffered or incurred by the Lender arising from or in connection with any failure of the Borrower to perform or discharge any purported obligation or liability which would prima facie have been the subject of this Guarantee but is not or ceases to be valid or enforceable against the Borrower for any reason whatsoever.
2.3	No security taken by Guarantor
The Guarantor warrants to the Lender that it has not taken or received, and undertakes, for so long as this Guarantee remains in force, not to take or receive the benefit of any security from the Borrower or any other person in respect of or extending to the Guaranteed Liabilities.
2.4	Interest
The Guarantor agrees to pay interest (to the extent that such interest is not paid by the Borrower) from the date upon which the Borrower fails to make payment under the Loan Agreement or any Security Documents to which it is a party (or if earlier, from the date when the legal liability of the Borrower to pay interest under the Loan Agreement ceased by reason of the provisions or enactments relating to bankruptcy, insolvency or otherwise) until payment has been effected in full of all moneys, obligations and liabilities hereby guaranteed, such interest to be payable before and after judgment at such rate as would at that time be equal to the rate of interest payable under clause 3.4 of the Loan Agreement.
2.5	Continuing security and other matters
This Guarantee is a continuing security and shall:
2.5.1	secure the ultimate balance from time to time owing to the Lender by the Borrower notwithstanding any settlement of account or other matter whatsoever;
2.5.2
be in addition to and shall not merge with or otherwise prejudice or affect any present or future Encumbrance, security, guarantee, power, right or remedy now or hereafter held by or available to the Lender; and

2.5.3
not be in any way prejudiced or affected by the existence of any such Encumbrance, security, guarantee, power, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Lender dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with any other person liable.

2.6	Liability unconditional
The Guarantor acknowledges and agrees that none of the Guaranteed Liabilities shall be reduced, released or otherwise howsoever adversely affected by any circumstances, event, action, matter or thing whatsoever, howsoever arising, including, without limitation:
2.6.1	any renewal, variation, determination or increase in any accommodation or credit given by the Lender to the Borrower;
2.6.2	any time or waiver granted to or composition with the Borrower or any other person;

2.6.3
any variation, extension, release, discharge, compromise, dealing with, exchange or  renewal of anny right or remedy which the Lender may now or hereafter have from or against the Borrower and any other person in respect of any of the obligations and liabilities of the Borrower and any other person;

2.6.4	any act or omission by the Lender or any other person in taking up, perfecting or enforcing any security or guarantee from or against the Borrower or any other person;
2.6.5
the administration, insolvency, bankruptcy, liquidation, winding-up, incapacity, limitation, disability or the discharge by operation of law of the Borrower or any change in the constitution, name and style of the Borrower or any other person; or

2.6.6
any invalidity, irregularity, unenforceability, act or omission which might have discharged or affected the liability of the Guarantor had it been a mere surety in respect of the Guaranteed Liabilities or by anything done or omitted by any person which but for this provision might operate to exonerate or discharge the Guarantor or otherwise reduce or extinguish its liability under this Guarantee.

2.7	Cumulative remedies
The Lender shall not be obliged to make any claim or demand on the Borrower or to resort to any Encumbrance, security, guarantee, power, right or remedy or other means of payment now or hereafter held by or available to it before enforcing this Guarantee and no action taken or omitted by the Lender in connection with any such Encumbrance, security, guarantee, power, right or remedy or other means of payment shall discharge, reduce, prejudice or affect the liability of the Guarantor under this Guarantee nor shall the Lender be obliged to apply any money or other property received or recovered in consequence of any enforcement or realisation of any such Encumbrance, security, guarantee, power, right or remedy or other means of payment in reduction of the Guaranteed Liabilities.
2.8	Non-Competition
Until all the Guaranteed Liabilities have been irrevocably paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) the Guarantor shall not by virtue of any payment made, security realised or moneys received for or on account of the Guarantor's liability hereunder:
2.8.1	be subrogated to any rights, security or moneys held, received or receivable by the Borrower or be entitled to any right of contribution;
2.8.2
be entitled and shall not claim to rank as creditor against the assets or in the bankruptcy or liquidation of the Borrower in competition with the Lender or from any other person liable or demand or accept any Encumbrance, security, guarantee, power, right or remedy in respect of the same or dispose of the same;

2.8.3	take any step to enforce any right against the Borrower or any other person liable in respect of any Guaranteed Liabilities; or
2.8.4
claim any set-off or counterclaim against the Borrower or any other person liable or claim or prove in competition with the Lender in the liquidation of the Borrower or any other person liable or have the benefit of, or share in, any payment from or composition with, the Borrower or any other person liable or any other

Encumbrance, security, guarantee, power, right or remedy now or hereafter held by the Lender for any Guaranteed Liabilities or for the obligations or liabilities of any other person liable but so that, if so directed by the Lender, it will prove for the whole or any part of its claim in the liquidation of the Borrower or any other person liable on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Lender and applied in or towards discharge of the Guaranteed Liabilities in such manner as the Lender shall deem appropriate.
2.9	Application of moneys
Any monies received in connection with this Guarantee will be applied towards the discharge of the Guaranteed Liabilities in accordance with clause 13 of the Loan Agreement.
2.10	Settlements conditional
Any release, discharge or settlement between the Guarantor and the Lender shall be conditional upon no security, disposition or payment to the Lender by the Borrower or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, insolvency or administration or for any other reason whatsoever and if such condition shall not be fulfilled the Lender shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.
2.11	Guarantor to pay and deliver up certain property
If, contrary to clauses 2.3 or 2.8, the Guarantor takes or receives the benefit of any security or receives or recovers any money or other property, from the Borrower, such security, money or other property shall be held on trust for the Lender and shall be delivered or paid, as appropriate, to the Lender on demand.
2.12	Release of this Guarantee
Upon irrevocable payment and discharge in full to the satisfaction of the Lender of the Outstanding Indebtedness, the Lender shall, at the request and cost of the Guarantor, release the Guarantor from its obligations under this Guarantee.
3	PAYMENTS AND TAXES
3.1	Time for payment
All amounts payable by the Guarantor under or pursuant to this Guarantee shall be paid to such accounts at such banks as the Lender may from time to time direct to the Guarantor in Dollars in same day funds for immediate value.
3.2	No set-off or counterclaim
All payments to be made by the Guarantor pursuant to this Guarantee shall, subject only to clause 3.3, be made free and clear of and without deduction for or on account of any taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.
3.3	Grossing up for Taxes

If at any time the Guarantor must make any deduction or withholding in respect of Taxes (other than a FATCA Deduction) or otherwise from any payment due under this Guarantee for the account of the Lender or withholding in respect of Taxes from any payment due under this Guarantee, the sum due from the Guarantor in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Guarantor must indemnify the Lender against any losses or costs incurred by it by reason of any failure of the Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Guarantor must promptly deliver to the Lender any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.
3.4	Claw back of Tax benefit
If, following any such deduction or withholding as is referred to in clause 3.3 from any payment by the Guarantor, the Lender shall receive or be granted a credit against or remission for any Taxes payable by it or on its behalf, the Lender shall, and to the extent that it can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to its right to obtain any other relief or allowance which may be available to it, reimburse the Guarantor with such amount as the Lender shall in its absolute discretion certify to be the proportion of such credit or remission as will leave the Lender (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Guarantor as aforesaid. Such reimbursement shall be made forthwith upon the Lender certifying that the amount of such credit or remission has been received by it. Nothing contained in this Guarantee shall oblige the Lender to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Guarantor shall not, by virtue of this clause 3.4, be entitled to enquire about the Lender’s tax affairs.
3.5	Currency indemnity
If any sum due from the Guarantor under this Guarantee, or under any order or judgment given or made in relation thereto, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Guarantor, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Guarantor undertakes to indemnify and hold harmless the Lender from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Guarantor under this clause 3.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Guarantee and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

4	REPRESENTATIONS AND WARRANTIES
4.1	Continuing representations and warranties
The Guarantor represents and warrants that
4.1.1	Due incorporation
the Guarantor is duly incorporated and validly existing in good standing, under the laws of its country of incorporation, as a corporation and has power to carry on its business as it is now being conducted and to own its property and other assets to which it has unencumbered legal and beneficial title except as disclosed to the Lender;
4.1.2	Insolvency
the Guarantor is not insolvent or in liquidation or in administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the Guarantor or all or any part of its assets;
4.1.3	Corporate power to guarantee
the Guarantor has the power to execute, deliver and perform its obligations, and, as the case may be, to exercise its rights, under this Guarantee and the other Security Documents to which it is a party; all necessary corporate, shareholder (if applicable) and other action has been taken to authorise the execution, delivery and on the execution of such Security Documents, performance of the same and no limitation on the powers of the Guarantor to howsoever incur liability and/or to guarantee or howsoever provide or grant security will be exceeded as a result of this Guarantee;
4.1.4	Binding obligations
this Guarantee and the other Security Documents to which it is a party when executed, will constitute the valid and legally binding obligations of the Guarantor enforceable in accordance with their respective terms;
4.1.5	No conflict with other obligations
the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Guarantee and the other Security Documents to which it is a party by the Guarantor will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Guarantor is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Guarantor is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of the Guarantor or (iv) result in the creation or imposition of, or oblige the Guarantor to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Guarantor;
4.1.6	No default
no Event of Default has occurred;

4.1.7	No litigation or judgments
no Proceedings are current, pending or, to the knowledge of the officers of the Guarantor, threatened against the Guarantor or its assets which could have a Material Adverse Effect and there exist no judgments, orders, injunctions which would materially affect the obligations of the Guarantor under the Security Documents to which it is a party;
4.1.8	No filings required
it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Security Documents to which it is a party that they or this Guarantee or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of such Security Documents and each of the Security Documents to which it is a party is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;
4.1.9	Required Authorisations and legal compliance
all Required Authorisations have been obtained or effected or waived by the person requiring the same and, to the extent no waiver exists, are in full force and effect and the Guarantor has in no way contravened any applicable law, statute, rule or regulation (including all such as relate to money laundering);
4.1.10	Choice of law
the choice of English law to govern this Guarantee and the other Security Documents to which it is party and the submission herein by the Guarantor to the jurisdiction of the English courts and performance of associated obligations are valid and binding;
4.1.11	No immunity
neither the Guarantor nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;
4.1.12	Pari passu
the obligations of the Guarantor under this Guarantee are direct, general and unconditional obligations ranking at least pani passu with all other present and future unsecured and unsubordinated Indebtedness of the Guarantor except for obligations which are mandatorily preferred by operation of law and not by contract;
4.1.13	Information
all information whatsoever provided by the Guarantor to the Lender in connection with the negotiation and preparation of this Guarantee or the Security Documents to which it is a party or otherwise provided hereafter in relation to, or pursuant to this Guarantee or such Security Documents is, or will be, true and accurate in all material respects and not misleading, does or will not omit material facts and all reasonable enquiries have been, or shall have been, made to verify the facts and statements contained therein; there are, or will be, no other facts the omission of which would make any fact or statement therein misleading in any (in the reasonable opinion of the Lender) material respect;

4.1.14	No withholding Taxes
no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by the Guarantor under this Guarantee or the Security Documents to which it is a party or are imposed on or by virtue of the execution or delivery by the Guarantor of this Guarantee or such Security Documents or any other document or instrument to be executed or delivered under this Guarantee or such Security Documents;
4.1.15	Copies true and complete
Certified Copies of the Underlying Documents delivered or to be delivered to the Lender pursuant to clause 9.1 of the Loan Agreement are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;
4.1.16	Tax returns
the Guarantor has filed all tax and other fiscal returns (if any) which may be required to be filed by any tax authority to which it is subject;
4.1.17	Office
the Guarantor does not have an office in England or the United States of America, save that the Lender acknowledges and agrees that the Guarantor is listed as a public limited company on NASDAQ; and
4.1.18	Environmental Matters
except as may already have been disclosed by the Guarantor in writing to, and acknowledged in writing by, the Lender:
(a)	the Guarantor and, to the best of the Guarantor’s knowledge and belief (having made due enquiry), the other Group Members have complied with the provisions of all Environmental Laws;
(b)
the Guarantor and, to the best of the Guarantor’s knowledge and belief (having made due enquiry), the other Group Members have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

(c)	no Environmental Claim has been made or threatened or pending against the Guarantor or, to the best of the Guarantor’s knowledge and belief (having made due enquiry), the other Group Members; and
(d)	there has been no Environmental Incident;
4.1.19	Restricted Persons, unlawful activity
(a)	to the best of its knowledge, none of the shares in the Guarantor are or will be at any time during the Facility Period legally or beneficially owned or controlled by a Restricted Person;

(b)
to the best of its knowledge, no Restricted Person has or will have at any time during the Facility Period any legal or beneficial interest of any nature whatsoever in any of the shares of the Guarantor;

4.1.20	Sanctions
(to the best of its knowledge only in respect of an agent) neither the Guarantor nor any director, officer, agent, employee of the Guarantor or any person acting on behalf of the Guarantor, is a Restricted Person nor acts directly or indirectly on behalf of a Restricted Person; and
4.1.21	FATCA
the Guarantor is not a FATCA FFI or a US Tax Obligor.
4.2	Repetition of representations and warranties
On each day throughout the Facility Period the Guarantor shall be deemed to repeat the representations and warranties in clause 4 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.
5	UNDERTAKINGS
General
The Guarantor undertakes that, from the date of this Guarantee until the end of the Facility Period, it will:
5.1	Notice of Default and Proceedings
promptly notify the Lender of (a) any Event of Default and of any other circumstances or occurrence which might adversely affect its ability to perform its obligations under this Guarantee and (b) as soon as the same is commenced or threatened, details of any Proceedings involving the Guarantor which could have a Material Adverse Effect on the Guarantor and/or the operation of the Vessel (including, but not limited to any Total Loss of the Vessel or the occurrence of any Environmental Incident) and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Event of Default has occurred and is continuing unremedied and unwaived and no such Proceedings have been commenced or threatened;
5.2	Authorisation
to the extent a waiver has not been obtained, obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Lender with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law (whether or not in a Pertinent Jurisdiction) for the continued due performance of all its obligations under this Guarantee;
5.3	Corporate Existence

ensure that the Guarantor maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Republic of the Marshall Islands;
5.4	Pari passu
ensure that its obligations under this Guarantee shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily pref`erred by law and not by contract;
5.5	Financial statements
(a)
supply to the Lender as soon as become available, but in any event within 180 days after the end of each of its financial years the audited consolidated Annual Financial Statements for that financial year.

(b)
supply to the Lender as soon as become available, but in any event within 90 days after the end of each financial half year the unaudited consolidated Semi-Annual Financial Statements for that financial half year.

(c)
procure that each set of Annual Financial Statements and Semi-Annual Financial Statements includes a balance sheet, a profit and loss account and a cashflow statement and that, in addition each set of Annual Financial Statements shall be audited.

(d)	procure that each set of financial statements delivered pursuant to this clause 5.5 shall:
(i)
give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly present (in other cases), the financial condition and operations of the Guarantor as at the date as at which those financial statements were drawn up; and

(ii)
in the case of Annual Financial Statements, not be the subject of any auditor’s adverse qualification having a Material Adverse Effect in its ability to perform its obligations under the relevant Security Documents.

5.6	Provision of further information
provide the Lender, and procure that its Subsidiaries shall provide the Lender, with such financial or other information (including, but not limited to, financial standing, Indebtedness, balance sheet, off-balance sheet commitments, repayment schedules, operating expenses, charter arrangements concerning the Borrower, the Guarantor (including its Subsidiaries), the Group and their respective affairs, activities, financial standing, Indebtedness and operations and the performance of the Vessel as the Lender may from time to time reasonably require save for any information which is confidential in relation to arms-length third parties or is not disclosable by law, convention or regulatory requirements;
5.7	Obligations under this Guarantee

duly and punctually perform each of the obligations expressed to be imposed or assumed by it under this Guarantee;
5.8	ISPS Code Compliance
, and will procure that the Manager and/or any Operator will:
(a)	throughout the Facility Period obtain and maintain at all times a valid and current ISSC in respect of the Vessel;
(b)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or material modification of the ISSC in respect of the Vessel; and
(c)	procure that the Vessel will comply at all times with the ISPS Code;
5.9	Compliance with Laws and payment of taxes
(a)	comply with all relevant Environmental Laws, laws, statutes and regulations applicable to it and pay all taxes for which it is liable as they fall due; and
(b)	comply in all respects with, and will procure that each Security Party and each other Group Member will comply in all respects with, all Sanctions;
5.10	Sanctions
(a)
not be, and shall procure that any Security Party and other Group Member, or any director, officer, agent, employee or person acting on behalf of the foregoing is not, a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person;

(b)
, and shall procure that each Security Party and each other Group Member shall, not use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Lender;

(c)	procure that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account held with the Lender in its name or in the name of any other member of the Group;
(d)	take, and shall procure that each Security Party and each other Group Member has taken, reasonable measures to ensure compliance with Sanctions;
(e)
, and shall procure that each Security Party and each other Group Member shall, to the extent permitted by law promptly upon becoming aware of them, supply to the Lender details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority;

(f)
not accept, obtain or receive any goods or services from any Restricted Person, except (without limiting Clause 5.10(b)), to the extent relating to any warranties and/or guarantees given and/or liabilities incurred in respect of an activity or dealing with a Restricted Person by the Borrower, any other Security Party or any other Group Member in accordance with the Loan Agreement;
5.11	FATCA Deduction
(a)
the Guarantor may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and the Guarantor shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction;

(b)
the Guarantor shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to whom it is making the payment and, in addition, shall notify the Borrower and the Lender.

5.12	Ownership
ensure that all the shares in the Borrower are legally owned by the Shareholder and ultimately owned and controlled by the Guarantor and are not held on trust for any third party;
5.13	Management
ensure that the Vessel is managed by the Manager at all times;
5.14	No merger or transfer
not without the prior written consent of the Lender, merge or consolidate with any other person or permit any change to the legal or beneficial ownership of its shares from that existing at the Execution Date, save for any change in the ownership of shares of and in the Guarantor occurring in the normal course of business;
5.15	Share capital
not declare or pay any dividends if an Event of Default has occurred and is continuing or would occur as a result of such declaration or payment.
5.16	Loans
not without the prior written consent of the Lender, make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;
5.17	Place of business
not without the prior written consent of the Lender, own or operate a place of business situated in the United States of America or England, save that the Lender acknowledges and agrees that the Guarantor is listed as a public limited company on NASDAQ; and
5.18	Shipping activities
at all times remain the ultimate holding company of shipowning companies engaged in shipping activities reasonably acceptable to the Lender.

6	BENEFIT OF THIS GUARANTEE
6.1	Benefit and burden
This Guarantee shall be binding upon the Guarantor and its successors in title and shall enure for the benefit of the Lender and its successors in title and its Assignees and Transferees. The Guarantor expressly acknowledges and accepts the provisions of clause 14 of the Loan Agreement and agrees that any person in favour of whom an assignment or a transfer is made in accordance with such clause shall be entitled to the benefit of this Guarantee. For the avoidance of doubt there will be no expense for the Guarantor in connection with an assignment or transfer, as provided in clauses 14.3 and 14.5 of the Loan Agreement.
6.2	Changes in constitution of Lender
Without prejudice to the provisions of clause 6.1, this Guarantee shall remain binding on the Guarantor notwithstanding any change in the constitution of the Lender or the Lender’s absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Guarantee shall remain valid and effective in all respects in favour of any assignee, transferee or other successor in title of the Lender, always in accordance with clause 14 of the Loan Agreement, in the same manner as if such assignee, transferee or other successor in title had been named in this Guarantee as a party instead of, or in addition to, the Lender.
6.3	No assignment by Guarantor
The Guarantor may not assign or transfer any of its rights or obligations under or pursuant to this Guarantee.
6.4	Disclosure of information
The Lender may disclose to a prospective assignee, transferee or to any other person (a “Prospective Assignee”) who may propose entering into contractual relations with the Lender in relation to this Guarantee such information about the Guarantor and/or the other Security Parties as the Lender shall consider appropriate, but only if the Prospective Assignee has first undertaken to the Guarantor to keep secret and confidential and, not without the prior written consent of the Guarantor, disclose to any third party, any of the information, reports or documents to be supplied by the Lender.
7	NOTICES AND OTHER MATTERS
7.1	Notices
7.1.1
Unless otherwise specifically provided herein, every Notice under or in connection with this Guarantee shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax and/or electronically.

7.1.2	In this clause 7, “Notice” and or “Notices” includes any demand, consent, authorisation, approval, instruction, request, waiver or other communication.
7.2	Address for Notices, effective date of Notices

7.2.1
Subject to clause 7.2.2 and clause 7.2.3, Notices to the Guarantor shall be deemed to have been given, and shall take effect, when received in full legible form by the Guarantor at the address and/or fax number appearing below (or at such other address or fax number as the Guarantor may hereafter specify for such purpose to the Lender by Notice in writing):

Address:	4, Messogiou & Evropis Street, 151 24, Maroussi, Greece
Fax:	+30 211 180 40 97
Attn:	Tassos Aslidis/Simos Pariaros
Email:	aha@eurodry.gr/snp@eurodry.gr
7.2.2
Notwithstanding the provisions of clause 7.2.1 or 7.2.5 a Notice given pursuant to clause 2 shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Lender to the Guarantor to the address or fax number referred to in clause 7.2.1.

7.2.3
Subject to clause 7.2.4, Notices to the Lender shall be deemed to be given, and shall take effect, when received in full legible form by the Lender at the address and/or the fax number appearing below (or at such other address or fax number as the Lender may hereafter specify for such purpose to the Guarantor by notice in writing):

Address	c/o SinoPac Leasing Corp.
5/F., NO. 203 Bade Road, Sec. 2, Taipei 10491, Taiwan, R.O.C.
Fax No.	+886-2-81612452
Attention:	Carol Lin
Email:	carol.cl.lin@sinopac.com
7.2.4
subject to clause 7.2.5, notices to the Lender shall be deemed to be given and shall take effect when received in full legible form by the Lender at its address and/or fax number specified in the definition of “Lender” (or at any other address or fax number as the Lender may hereafter specify for such purpose); and

7.2.5
if under clause 7.2.1 or 7.2.3 any Notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

7.3	No implied waivers, remedies cumulative
No failure or delay on the part of the Lender in exercising any right, power, discretion or remedy under or pursuant to this Guarantee nor any actual or alleged course of dealing between the Lender and the Guarantor shall operate as a waiver of, or acquiescence in, any default on the part of the Guarantor, unless expressly agreed to do so in writing by the Lender nor shall any single or partial exercise by the Lender of any right, power, discretion or remedy or the exercise by the Lender of any other right, power, discretion or remedy. The remedies provided in this Guarantee are cumulative and are not exclusive of any remedies provided by law.
7.4	English translations
Any certificates, instruments and other documents to be delivered under or supplied in connection with this Guarantee shall be written in English or shall be accompanied by a certified English translation upon which the Lender shall be entitled to rely.
7.5	Expenses
The Guarantor agrees to reimburse the Lender on demand on a full indemnity basis for all legal and other costs, charges and expenses incurred by the Lender in relation to the enforcement of this Guarantee against the Guarantor.
7.6	Partial invalidity
If, at any time, any provision of this Guarantee is or becomes invalid, illegal or unenforceable in any respect, that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.
7.7	Electronic communication
7.7.1
Any communication to be made by and/or between the Lender and the Guarantor under or in connection with this Guarantee may be made by electronic mail or other electronic means, if and provided that all such parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(ii)	notify each other of any change to their electronic mail address or any other such information supplied by them.
7.7.2	Any electronic communication made by and/or between the Lender and the Guarantor will be effective only when actually received in readable form.
8	JURISDICTION
8.1	Exclusive jurisdiction
For the benefit of the Lender, and subject to clause 8.4 below, the Guarantor hereby irrevocably agrees that the courts of England shall have exclusive jurisdiction:
8.1.1
to settle any disputes or other matters whatsoever arising under or in connection with or in any way related to this Guarantee (or any non-contractual obligation arising out of or in connection with this Guarantee), and any disputes or other such matters arising in connection with the negotiation, validity, existence or enforceability of this Guarantee or any part thereof, whether the dispute or other matter arises under the laws of England or under the laws of some other country; and

8.1.2	to grant interim remedies, or other provisional or protective relief.
8.2	Submission and service of process
For the purpose of clause 8.1, the Guarantor irrevocably and unconditionally submits to the jurisdiction of the English courts. Without prejudice to any other mode of service, the Guarantor:

8.2.1
irrevocably empowers and appoints Messrs Hill Dickinson Services (London) Ltd at their office for the time being, presently at The Broadgate Tower, 20 Primrose Street, London EC2A 2EW, England, as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Guarantee;

8.2.2
agrees to maintain such an agent for service of process in England for so long as any amount is outstanding and/or the Guarantor has any actual or contingent liability arising out of or in connection with this Guarantee;

8.2.3	agrees that failure by a process agent to notify the Guarantor of service of process will not invalidate the proceedings concerned;
8.2.4
without prejudice to the effectiveness of service of process on its agent under sub-clause 8.2.1 but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 7.2 (Notices);

8.2.5
agrees that if the appointment of any person mentioned in sub-clause 8.2.1 above ceases to be effective, the Guarantor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within seven (7) days, the Lender shall thereupon be entitled and is hereby irrevocably authorised by the Guarantor in those circumstances to appoint such person by notice to the Guarantor.

8.3	Forum non conveniens and enforcement abroad
The Guarantor:
8.3.1
waives any right and agrees not to apply to the English court or any other Court in any jurisdiction whatsoever or to stay or strike out proceedings commenced in England on the ground that England is an inappropriate forum and/or that there is another more appropriate forum and/or that proceedings have been or will be commenced in any other jurisdiction in connection with any dispute or other matter and/or related matter falling within clause 8.1, and

8.3.2
agrees that a judgment or order of an English court in a dispute or other matter falling within clause 8.1 shall be conclusive and binding on the Guarantor and may be enforced against it in the courts of any other jurisdiction.

8.4	Right of Lender, but not Guarantor, to bring proceedings in any other jurisdiction
Nothing in this clause 8 limits the right of the Lender to bring proceedings, including third party proceedings, against the Guarantor, or to apply for interim remedies, in connection with this Guarantee in any other court and/or concurrently in more than one jurisdiction. The obtaining by the Lender of judgment in one jurisdiction shall not prevent the Lender from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.
8.5	Enforceability despite invalidity of Guarantee
The jurisdiction agreement contained in this clause 8 shall be severable from the remainder of this Guarantee and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Guarantee, or any part thereof, being held to be avoided and/or rescinded and/or terminated and/or discharged and/or frustrated and/or invalid, unenforceable, illegal, discharged or otherwise of no effect for any reason.
8.6	Effect in relation to claims by and against non-parties
8.6.1
For the purpose of this clause “Foreign Proceedings” shall mean any legal action or other proceeding whatsoever brought or pursued in any jurisdiction other than England, arising out of or in connection with or in any way related to this Guarantee and/or any of the other Security Documents or any assets subject thereto or which would, if brought by the Guarantor against the Lender have been required to be brought in the English courts.

8.6.2	The Guarantor shall not bring or pursue any Foreign Proceedings against the Lender;
8.6.3
If, for any reason whatsoever, the Guarantor brings or pursues against the Lender any Foreign Proceedings, the Guarantor shall indemnify the Lender on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including but not limited to. legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings as the Lender certifies as having been incurred by it;

8.6.4
The Lender and the Guarantor hereby agree and declare that the benefit of this clause 8 shall extend to and may be enforced by, any officer, employee, agent or business associate of the Lender against whom the Guarantor brings a claim in connection howsoever with (i) the Loan Agreement, this Guarantee or any of the other Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by, on behalf of or for the benefit howsoever of the Lender pursuant thereto, or which, if it were brought against the Lender, would fall within the material scope of clause 8.1. In those circumstances this clause 8 shall be read and construed as if references to the Lender were references to such officer, employee, agent or business associate, as the case may be but shall be without prejudice to any potential liability thereof for losses or damages caused to any Security Party by gross negligence or wilful default of such officer, employee, agent or business associate.

9	GOVERNING LAW
This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.
IN WITNESS whereof the parties to this Guarantee have caused this Guarantee to be duly executed as a deed on the date first above written.

SIGNED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
EURODRY LTD.	)
duly authorised pursant to a power of attorney	)	/s/ Stefania Karmiri
dated	)	Stefania Karmiri
Attorney in-fact
in presence of:
/s/ Ioanna Mitsaki
Ioanna Mitsaki
Ince
Akti Miaouli 47-49
Piraeus 185 36 Greece

EXECUTED	)
by: Lin, Chia Heng, Director	)
for an on behalf of	)
SINOPAC CAPITAL INTERNAITONAL	)	/s/ Lin, Chia-Heng
(HK) LIMITED	)	Authorised Signatory
)
in presence of:

/s/ Carol Lin
Name: Carol Lin
Address: